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Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

        This Amendment No. 1 to Rights Agreement is made and entered into as of November 21, 2002 (this "Amendment"), between CoorsTek, Inc., a Delaware corporation (the "Company"), and Wells Fargo Bank Minnesota, N.A., formerly known as Norwest Bank Minnesota, N.A. (the "Rights Agent").

Recitals

        Whereas, the parties hereto desire to amend and restate in its entirety the definition of "Distribution Date" contained in Section 1 of the Rights Agreement, dated as of December 20, 1999 (the "Rights Agreement"), between the Company and the Rights Agent (all capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Rights Agreement).

Agreement

        NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

        1.    Amendment to Section 1.    The definition of "Distribution Date" contained in Section 1(i) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

        " (i) "Distribution Date" shall mean the earlier of (i) the Close of Business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), as such period may be extended or shortened in the discretion of the Board, or (ii) the Close of Business on the tenth Business Day (or, if such tenth Business Day occurs before the Record Date, the Close of Business on the Record Date), or such specified or unspecified later date on or after the Record Date as may be determined by action of the Board, after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company or any Person or entity holding shares of Common Stock for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the beneficial owner of 15% or more of the outstanding shares of Common Stock."

        2.    Effect of Amendment.    Except as and to the extent expressly modified by this Amendment, the Rights Agreement shall remain in full force and effect in all respects.

        3.    Counterparts.    This Amendment may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

        4.    Governing Law.    This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with laws of such State.

        5.    Descriptive Headings.    Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

        (The Remainder of This Page is Intentionally Left Blank.)

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COORSTEK, INC.
By:	/s/ JOSEPH G. WARREN, JR.
Name:	Joseph G. Warren, Jr.
Title:	Chief Financial Officer, Vice President, Secretary and Treasurer
WELLS FARGO BANK MINNESOTA, N.A.
By:	/s/ BARBARA M. NOVAK
Name:	Barbara M. Novak
Title:	Vice President

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  Exhibit 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
Agreement